CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Offering Circular of our report dated October 3, 2016, relating to the financial statements of CapWest Income LLC (the "Company") (which report expresses an unqualified opinion on the financial statements) for the period ended June 30, 2016, which are contained in the Offering Circular.

/s/ Hall & Company Certified Public Accountants & Consultants, Inc.

Hall & Company Certified Public Accountants & Consultants, Inc.

Irvine, CA

November 30, 2016

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